UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 12, 2008

KULICKE AND SOFFA INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	000-00121	23-1498399
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1005 Virginia Drive, Fort Washington, PA	19034
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 784-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On November 12, 2008, Kulicke and Soffa Industries, Inc. (the “Company”) committed to a plan to reduce its global workforce by approximately 240 employees (the “Cost Reduction Plan”). In light of deteriorating conditions in the global economy and projected weaker demand for the Company’s products and services, management determined that it was in the best interests of the Company to reduce compensation costs. The Company expects that the Cost Reduction Plan will be substantially complete by March 31, 2009.

The Company anticipates that in connection with implementing the Cost Reduction Plan, it will record a pre-tax expense of approximately $2.6 million in fiscal 2009, primarily for severance costs. Future cash expenditures related to the Cost Reduction Plan are expected to be approximately $3.0 million. The difference between the expense and the future cash expenditures is that the Company had accrued for approximately $0.4 million of the expenditures in Israel where the accruals are required by local laws.

Forward-Looking Statements

In addition to historical statements, this current report on Form 8-K contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and include, but are not limited to, statements that relate to global economic conditions and projected future demand for our products. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to volatility in the global economy, equity and credit markets, the semiconductor industry and demand for our products and services, as well as the other factors listed or discussed in Kulicke and Soffa Industries, Inc. 2007 Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 18, 2008	KULICKE AND SOFFA INDUSTRIES, INC.

	By:	/s/ Maurice E. Carson
	Name:	Maurice E. Carson
	Title:	Senior Vice President, Chief Financial Officer